Exhibit 99.1

Capitol Investment Corp. IV to Combine with Nesco

SPAC Leader Capitol Using Fourth Investment Vehicle to Acquire Industry Leading Company Poised for Significant Growth

Growth in Infrastructure Investments for Electric Utility, Telecom and Rail Fueling Demand for Nesco’s Products and Services Drove 24% Adj. EBITDA CAGR Over Last Two Years

Business Combination to Provide Capital and a Public Currency to Expand Nesco’s Specialty Equipment Rental Fleet to Support Customers That Are Building, Maintaining, Repairing and Upgrading Critical Infrastructure Assets across North America

Prominent and Proven Public Company Value Creators Bill Plummer and Jeff Stoops Joining Nesco as Chairman and Board Member, Respectively

Investor Conference Call Scheduled for Monday, April 8th, at 11:00 AM EDT

WASHINGTON D.C. and FORT WAYNE, INDIANA, April 8, 2019 – Capitol Investment Corp. IV (NYSE: CIC; “Capitol”), a public investment vehicle, and Nesco Holdings I, Inc. (“Nesco”), a leading provider of specialty rental equipment to the electric utility, telecom and rail end-markets, announced that they have entered into a definitive agreement in which Nesco will become a publicly listed company with an anticipated initial enterprise value of approximately $1.1 billion. Nesco is currently a portfolio company of Energy Capital Partners (“ECP”).

Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. With a nationwide rental fleet of approximately 4,000 units, Nesco provides its customers a vast and comprehensive product offering along with an unrelenting focus on service. As a one-stop shop, Nesco also offers its customers the parts, tools and accessories needed to fully equip their crews for activity in the field. Nesco’s long-lived equipment assets offer highly attractive economic returns and the company has demonstrated strong financial performance with an Adjusted EBITDA margin of 49% in 2018 and a 24% compound annual growth rate of Adjusted EBITDA over the past two years.

Capitol is the fourth public investment vehicle of Chairman and CEO Mark Ein and President and CFO Dyson Dryden, following three prior successful transactions. The Capitol team has the best track record of public investment vehicle sponsors, with all three of its prior investments consistently beating the broader markets with an average annualized return of 17%1.

1 Comparison data only includes SPACs that raised >$100 million since October 2009 and is based on IPO investors’ returns since business combination.

“We work hard to set ourselves apart from other investment vehicles by scouring the world for outstanding companies where our team, and our capital, can be a catalyst to accelerate growth and then we actively engage with the businesses post-merger to help execute the business plan and create substantial long-term shareholder value. Nesco perfectly fits our model as it is uniquely positioned to benefit from the increased demand for its equipment as the result of the significant, consistent growth in infrastructure spending in each of its core end-markets – electric utility transmission and distribution, 5G deployment and rail development,” said Mark Ein, Chairman and CEO of Capitol. “With the substantial end-market demand, attractive unit economics, capital from this transaction, a world class board and an experienced team all coming together, we believe the combined company will deliver superior returns for investors long into the future.”

Joining the combined company’s board of directors as Chairman is William Plummer who served as the CFO of United Rentals, Inc. from 2008 until he left the company in January 2019. Over a pivotal decade of substantial growth and shareholder value creation during his tenure, the company’s stock price increased more than 21 times as the market capitalization grew from $385 million to $11.4 billion.

Jeffrey Stoops will also join the combined company’s board of directors. Mr. Stoops has served as the CEO of SBA Communications Corp. for the last seventeen years, overseeing transformational growth of the wireless tower infrastructure company leading to a market capitalization increase from $553 million to $22.6 billion and a stock price increase of 15 times.

Nesco’s current management team, led by CEO Lee Jacobson and CFO Bruce Heinemann, will continue to run the combined company post-transaction.

Mark Ein and Dyson Dryden, as well as Doug Kimmelman, the Senior Partner and founder of ECP, Rahman D’Argenio, an ECP partner, and CEO Lee Jacobson will also serve as directors on the combined company’s board of directors.

The annual investment spend in Nesco’s end-markets exceeds $100 billion and grew at a 7.8% annual growth rate from 2001 to 2017 compared to a 3.9% annual growth rate in U.S. GDP over the same period2. Nesco’s end-markets have demonstrated limited correlation with GDP growth and resiliency throughout prior economic cycles3.

Continued future growth is supported by multiple important, fundamental and transformative long-term trends across Nesco’s end-markets:

The electric utility market, which has an annual infrastructure spend of over $60 billion, is in the early years of a secular investment upcycle expected to persist through the 2020s, driven by utilities’ investment to replace or strengthen an aging electric grid, to integrate growing gas and renewable generation mandated by regulation and to meet the expanding demand from electric vehicles and electric heating with a growing focus on decarbonization.4

2 Evercore research, Deutsche Bank research, FactSet, USTelecom research and Federal Reserve Economic Data.

3 Evercore research, FactSet, USTelecom research and Federal Reserve Economic Data.

4 Evercore research and The Brattle Group.

The 5G upgrade cycle is driving a new wave of telecom infrastructure spending with 5G capex by the Big 4 wireless providers expected to total $240 billion over the next decade as deployment is expected to add 20 times more cells than the existing macro structure.5

Urban congestion and increased freight transportation needs have driven a nationwide investment in improving rail infrastructure with the U.S. Senate approving over $16 billion of spending to support commuter rail and transit projects in 2019 alone.

ECP and its affiliates will retain 70% of their investment in the combined company upon completion of the transaction. “Nesco has built a terrific platform in highly attractive end-markets as demonstrated by its strong financial performance,” said Doug Kimmelman, Senior Partner and Founder of ECP. “We are excited about the prospect of partnering with Capitol to continue Nesco’s growth as a public company with access to new sources of capital.”

“We are thrilled about our new partnership with Capitol and to continue our strong relationship with ECP as we shift into the next phase of Nesco’s growth story,” said CEO Lee Jacobson. “This transaction enables us to invest in our fleet to fulfill the increased demand that we have been unable to serve in recent years and that we expect to only increase as the result of the continued investment in our end-markets, all of which will drive significant and sustained growth for our business.”

“We are excited to have two tremendous public market value creators in Bill Plummer and Jeff Stoops join us as active participants on the board and helping the Nesco team as they continue to execute on the significant opportunities that the company’s compelling and stable end-markets present,” said Dyson Dryden, President and CFO of Capitol.

Summary of Transaction

Under the terms of the proposed transaction, Capitol will become the owner of all the equity of Nesco and will be renamed Nesco Holdings, Inc. Capitol will become a Delaware domiciled corporation immediately prior to the closing of the transaction. The combined company will have an anticipated initial enterprise value of approximately $1.1 billion, implying a 7.9x multiple of projected 2019 Adjusted EBITDA and a 6.4x multiple of projected 2020 Adjusted EBITDA.

At closing, current stockholders of Capitol and current Nesco shareholders will hold approximately 72% and 28%, respectively, of the issued and outstanding shares of the combined company’s common stock, assuming no public shareholders of Capitol exercise redemption rights. The current Nesco shareholders will also receive $75 million of cash consideration and incentive earnout shares totaling up to 1.8 million common shares, issued in 0.9 million increments when the combined company’s stock price reaches $13.00 and $16.00 per share.

The net cash proceeds from the transaction are expected to be used to pay down Nesco’s existing debt.

In addition, Capitol has entered into a $400 million debt commitment agreement with J.P. Morgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank AG and Fifth Third Bank, the proceeds of which will be used to repay existing Nesco indebtedness. It is currently anticipated that Nesco will issue a notice of redemption with respect to its outstanding second lien notes immediately prior to the merger and that these notes would be redeemed concurrently with the close of the merger. Capitol has also secured commitments from lenders to provide a $350 million asset-based credit facility at closing.

5 Morgan Stanley research and Deutsche Bank research.

The boards of directors of both Capitol and Nesco have unanimously approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2019, is subject to approval by Capitol stockholders and other customary closing conditions.

For additional information on the transaction, see Capitol’s website at www.capinvestment.com and Capitol’s Current Report on Form 8-K, which will be filed promptly and which can be obtained, without charge, on the Securities and Exchange Commission's website (http://www.sec.gov).

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as financial and capital markets advisors to Capitol, while Morgan Stanley & Co. LLC served as exclusive financial advisor to Nesco. Latham & Watkins LLP and Graubard Miller acted as legal advisors to Capitol and Kirkland & Ellis LLP acted as legal advisor to Nesco and ECP.

Additional Information and Where to Find It

Capitol intends to file a proxy statement, prospectus and other relevant documents with the Securities and Exchange Commission (“SEC”) to be used at its annual meeting of stockholders to approve the proposed transaction with Nesco. The proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF CAPITOL AND NESCO ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about Capitol and Nesco once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Capitol and/or Nesco when and if available, can be obtained free of charge on Capitol’s website at www.capinvestment.com or by directing a written request to Capital Investment Corp. IV, 1300 N 17th Street, Suite 820, Arlington VA 22209 or by emailing info@capinvestment.com.

Participants in the Solicitation

Capitol and Nesco and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Capitol’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Capitol’s directors and officers in Capitol’s filings with the SEC, including Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 4, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Capitol’s shareholders in connection with the proposed business combination will be set forth in the Registration Statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the Registration Statement that Capitol intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Conference Call Scheduled

Capitol will host a conference call to discuss the proposed business combination with the investment community on Monday, April 8, at 11:00 AM EDT. Investors may listen to the conference call by dialing (888) 567-1602 toll-free in the U.S. or (862) 298-0701 internationally. The presentation slides will be available at www.capinvestment.com. To access a replay of the conference call, investors can dial (888) 539-4649 toll-free in the U.S. or (754) 333-7735 internationally and provide the replay code 147217.

About Nesco

Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco’s coast-to-coast rental fleet of approximately 4,000 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit https://nescorentals.com.

About Capitol Investment Corp. IV

Capitol Investment Corp. IV is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and President and Chief Financial Officer L. Dyson Dryden. Capitol’s securities are quoted on the New York Stock Exchange under the ticker symbols CIC, CIC WS and CIC.U. The company, which raised $402.5 million of cash proceeds in an initial public offering in August 2017, is the Capitol team’s fourth publicly traded investment vehicle. The Capitol team’s three prior deals are all in the top 10 of the best performing SPACs out of over 130 raised since October 2009 in terms of total returns since merger. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: “TWO”), a leading mortgage real estate investment trust (REIT) and the second, Capitol Acquisition Corp. II, merged with Lindblad Expeditions, Inc. (NASDAQ: “LIND”), a global leader in expedition travel. The third vehicle, Capitol Acquisition Corp. III, merged with Cision Ltd. (NYSE: “CISN”), a leading global provider of cloud-based earned media solutions.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Capitol’s or Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Capitol stockholders; the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions; the performance and security of Nesco’s services; potential litigation involving Capitol or Nesco; and general economic and market conditions impacting demand for Nesco’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. Neither Capitol nor Nesco undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Investment Corp. IV

(646) 661-2002